Exhibit 10.13
Form of Allocation Letter
Criteo 2015 Performance-Based Free Share (RSU) Plan

[Beneficiary Name and Address]
[Date]

Letter delivered by electronic delivery

[Name of Beneficiary],

We have the pleasure to inform you that, pursuant to the authorization granted by the shareholders’ meeting held on October 23, 2015, the board of directors (the “Board”) of Criteo S.A. (the “Company”), during its meeting held on [ ] (the “Grant Date”), granted to you free shares of the Company, under the terms and conditions provided for in articles L. 225-197-1 to L. 225-197-5 of the French Commercial Code and in the 2015 Performance-Based Free Share Plan of the Company (the “2015 Performance-Based Plan”).
The Board granted to you [ ] restricted stock units in respect of ordinary shares of the Company (the “Shares”), with a par value of EUR 0.025 each (the “Grant”).
There is a period (named “vesting period”) at the end of which the Grant will become effective and final (i.e., the Shares will be issued to you and be your property). The Shares may be definitively acquired by you not earlier than [ ] unless you shall cease to be an employee of the Criteo group for any reason whatsoever during the vesting period, and subject to the attainment of the following performance goals: [ ].
In the event of Disability (as defined under Article 6.4 of the 2015 Performance-Based Plan) before the end of the vesting period, the free Shares shall be definitively acquired on the date of Disability. In the event of death during the vesting period, the free Shares shall be definitively acquired at the date of the request of allocation made by your beneficiaries in the framework of the inheritance. The request for allocation of the Shares shall be made within six (6) months from the date of death in compliance with Article L. 225-197-3 of the French Commercial Code.
By acknowledging this Grant, you hereby acknowledge and agree that any Allocation (as defined in the 2015 Performance-Based Plan) pursuant to the 2015 Performance-Based Plan shall be subject to any applicable Company clawback policy, as adopted by the Company from time to time.
The detailed terms of this Grant are described in the 2015 Performance-Based Plan, a copy of which is attached hereto.
Thank you for sending us a copy of the 2015 Performance-Based Plan to legal.corporate@criteo.com, duly initialed and signed, not later than [ ], failing which the above grant shall be null and void.

Yours sincerely,
CRITEO